Exhibit 99.1

Contacts:	Investors: Vincent L. Sadusky Chief Financial Officer 401-457-9403	Media: Mark Semer Kekst and Company 212-521-4802

LIN TV Corp. Reaffirms Previously Announced Guidance for 2004

PROVIDENCE, R.I. — Jan. 13, 2005 — LIN TV Corp. (NYSE: TVL) today reaffirmed its financial guidance for the fourth quarter and year ended December 31, 2004. LIN TV continues to believe that fourth quarter revenue growth will meet or exceed a high single digit increase compared to net revenue of $95.3 million for the fourth quarter of 2003 (excluding WEYI-TV in Flint, Michigan, which the Company has sold). LIN TV also reaffirmed guidance for the year ended December 31, 2004 as follows:

Direct operating and selling, general and administrative expenses	approximately $196-$198 million

Program amortization	approximately $24-$26 million

Cash payments for programming	approximately $24-$25 million

Depreciation and amortization	approximately $32-$33 million

Cash interest expense	approximately $38-$40 million

Corporate overhead	approximately $16-$18 million

Capital expenditures	approximately $28-$30 million

Cash taxes	approximately $8-$9 million

About LIN TV

LIN TV Corp. is an owner and operator of 23 network-affiliated television stations in 14 mid-sized markets in the U.S.

LIN TV also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which is now consolidated with LIN as a result of FIN 46 and which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including the revenue and expense guidance set forth above and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.